EXHIBIT 8.3

                          Accounting Services Agreement
                             Sit Mutual Funds, Inc.

                          ACCOUNTING SERVICES AGREEMENT

        THIS ACCOUNTING SERVICES AGREEMENT is made as of April 1, 1996 (the "Agreement"), by and between Sit Mutual Funds, a Minnesota corporation (the "Company"), and First Data Investor Services Group, Inc., a Massachusetts corporation ("FDISG").

        WHEREAS, the Company is registered as a diversified open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

        WHEREAS, the Company wishes to retain FDISG to provide certain fund accounting services with respect to each investment portfolio listed in Schedule A hereto, as the same may be amended from time to time by the parties hereto (collectively, the "Funds"), and FDISG is willing to furnish such services;

                                   WITNESSETH:

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. Appointment. The Company hereby appoints FDISG to provide certain fund accounting services required by the Company for each Fund for the period and on the terms set forth in this Agreement. FDISG accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 4 of this Agreement. In the event that the Company decides to retain FDISG to act as fund accountant hereunder with respect to one or more portfolios other than the Funds, the Company shall notify FDISG in writing. If FDISG is willing to render such services, it shall notify the Company in writing whereupon such portfolio shall become a Fund hereunder.

         2. Delivery of Documents. The Company has furnished FDISG with copies properly certified or authenticated of each of the following:

                  (a) Resolutions of the Company's Board of Directors authorizing FDISG to provide certain fund accounting services to the Company and approving this Agreement;

                  (b) The Company's Articles of Incorporation (the "Articles") filed with the State of Minnesota and all amendments thereto;

                  (c) The Company's By-Laws and all amendments thereto (the "By-Laws");

                  (d) The Investment Advisory Agreement between SIT Investment Associates, Inc. (the "Adviser") and the Company dated as of November 1, 1992 and all amendments thereto (the "Advisory Agreement");

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                  (e) The Custody Agreement between The Northern Trust Company
(the "Custodian") and the Company dated as of April 1, 1996 and all amendments thereto (the "Custody Agreement");

                  (f) The Transfer Agency and Registrar Agreement between First Data Investor Services Group, Inc. (the "Transfer Agent") and the Company dated as of January 1, 1996 and all amendments thereto;

                  (g) The Company's Registration Statement on Form N-1A (the "Registration Statement") under the Securities Act of 1933 and under the Investment Company Act of 1940 (the "1940 Act") (File Nos. 2-75151 and 811-03342), as declared effective by the Securities and Exchange Commission (the "SEC") on September 2, 1982, relating to shares of beneficial interest of the Company (the "Shares"), and all amendments thereto; and

                  (h) Each Fund's most recent prospectus and statement of additional information and all amendments and supplements thereto (collectively, the "Prospectuses").

         The Company will furnish FDISG from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any. Furthermore, the Company will provide FDISG with any other documents that FDISG may reasonably request and will notify FDISG as soon as possible of any matter materially affecting the performance by FDISG of its services under this Agreement.

         3. Services and Duties. Subject to the supervision and control of the Company, FDISG undertakes to provide the following specific services:

                  (a) Accounting and bookkeeping services (including the maintenance of such accounts, books and records of the Company as may be required by Section 31(a) of the 1940 Act and the rules thereunder);

                  (b) Internal auditing;

                  (c) Valuing the assets of each Fund and calculating the net asset value of the shares of the Fund at the close of trading on the New York Stock Exchange ("NYSE") on each day on which the NYSE is open for trading, and at such other times as the Board of Directors may reasonably request;

                  (d) Accumulating information for and, subject to approval by the Company's Treasurer, preparing reports to the Company's shareholders of record and the SEC including, but not necessarily limited to, Annual Reports and Semi-Annual Reports on Form N-SAR;

                  (e) Assisting the Adviser, at the Adviser's request, in monitoring and developing compliance procedures for the Company which will include, among other matters, procedures to assist the Adviser in monitoring compliance with each Fund's investment objective, policies, restrictions, tax matters and applicable laws and regulations; and

                  (f) Preparing and furnishing the Company (at the Company's request) with performance information (including yield and total return information) calculated in accordance

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with applicable U.S. securities laws and reporting to external databases such information as may reasonably be requested.

        In performing its duties under this Agreement, FDISG: (a) will act in accordance with the Articles, By-Laws, Prospectuses and with the instructions and directions of the Company and will conform to and comply with the requirements of the 1940 Act and all other applicable Federal or state laws and regulations; and (b) will consult with legal counsel to the Company, as necessary and appropriate. Furthermore, FDISG shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of the Company or any of its Funds and shall not provide any investment advisory services to the Company or any of its Funds.

         4. Compensation and Allocation of Expenses.

               (a) For the services to be rendered, the facilities to be furnished and the payments to be made by FDISG, as provided for in this Agreement, the Company, on behalf of each Fund, will pay FDISG on the first business day of each month a fee for the previous month at the annual rate of
 .055 of 1.00% of the value of the Fund's average daily net assets. Within fifteen (15) days after FDISG has received both the monthly fee set forth herein from the Company and the monthly bill from the Custodian, FDISG shall (pursuant to the Client Services Agreement, dated as of April 1, 1996, between FDISG and the Custodian (the "Client Services Agreement") and the Custody Agreement) pay to the Custodian, with respect to each Fund, a fee which shall serve as full payment for the Custodian's services to the Fund under the Custody Agreement and the Client Services Agreement for the preceding month at the annual rate of .01 of 1.00% of the value of the Fund's average daily net assets (plus out-of-pocket expenses). For the purposes of calculating the fees described herein, the Fund's average daily net assets will be deemed to be the average daily value of the Fund's total assets minus the sum of the Fund's liabilities (excluding the aggregate liquidation preference on the outstanding shares of the Fund's auction rate preferred stock and accumulated dividends, if any, thereon). Fees for the period from the date the Registration Statement is declared effective by the SEC to the end of the month during which the Registration Statement is declared effective shall be prorated according to the proportion that such period bears to the full monthly period.

               (b) The Company shall compensate FDISG for its services rendered pursuant to this Agreement in accordance with the fees set forth above. Such fees do not include out-of-pocket disbursements of FDISG for which FDISG shall be entitled to bill separately. Out-of-pocket disbursements shall include, but shall not be limited to, the items specified in Schedule B annexed hereto and incorporated herein. Schedule B may be modified by FDISG upon not less than thirty days' prior written notice to the Company.

               (c) FDISG shall not be required to pay any of the following expenses incurred by the Company: membership dues in the Investment Company Institute or any similar organization; transfer agency expenses; investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage commissions; taxes and fees payable to Federal, state and other governmental agencies; fees of Directors of the Company who are not affiliated with FDISG; outside auditing expenses; outside legal expenses; or other expenses not specified in this Section 4 which may be properly payable by the Company.

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               (d) FDISG will bill the Company as soon as practicable after the end of each calendar month for out-of-pocket disbursements, and said billings will be detailed in accordance with this Section and Schedule B. The Company will pay to FDISG the amount of such billing within 30 days of such billing.

               (e) Upon any termination of this Agreement before the end of any month, the fee for such period shall be prorated according to the proportion which such period bears to the full month period. For purposes of determining fees payable to FDISG, the value of each Fund's net assets shall be computed at the time and in the manner specified in the most recent Prospectuses.

               (f) The Company acknowledges that the fees that FDISG charges the Company under this Agreement reflect the allocation of risk between the parties, including the disclaimer of warranties in Section 7 and the limitations on liability in Section 5. Modifying the allocation of risk from what is stated here would affect the fees that FDISG charges, and in consideration of those fees, the Company agrees to the stated allocation of risk.

               (g) FDISG will from time to time employ or associate itself with such person or persons as FDISG may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both FDISG and the Company. The compensation of such person or persons shall be paid by FDISG and no obligation shall be incurred on behalf of the Company in such respect.

         (5) Limitation of Liability

                  (a) FDISG, its directors, officers, employees, shareholders and agents shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company or a Fund in connection with the performance of this Agreement, except a loss resulting from willful misfeasance, bad faith, or negligence on the part of FDISG in the performance of its obligations and duties under this Agreement.

                  (b) Notwithstanding any provision in this Agreement to the contrary, FDISG's cumulative liability (to the Company) for all losses, claims, suits, controversies, breaches, or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory shall not exceed the lesser of
(i) $1,000,000 or (ii) the fees received by FDISG for services provided under this Agreement during the twelve months immediately prior to the date of such loss or damage.

                  (c) Neither party may assert any cause of action against the other party under this Agreement that accrued more than two (2) years prior to the filing of the suit (or commencement of arbitration proceedings) alleging such cause of action.

                  (d) Each party shall have the duty to mitigate damages for which the other party may become responsible.

                  (e) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL FDISG, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL,

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INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED
BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         6. Indemnification.

                  (a) The Company shall indemnify and hold FDISG harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against FDISG or for which FDISG may be held to be liable in connection with this Agreement or FDISG's performance hereunder (a "Claim"), unless such Claim resulted from a negligent act or omission to act or bad faith by FDISG in the performance of its duties hereunder.

                  (b) The Company or a Fund, its officers, employees, shareholders and agents shall not be liable for, and FDISG shall indemnify and hold the Company and each Fund harmless from and against any and all claims, made by third parties, including costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind, which result from a negligent act or omission to act or bad faith by FDISG in the performance of its duties hereunder.

                  (c) In any case in which either party (the "Indemnifying Party") may be asked to indemnify or hold the other party (the "Indemnified Party") harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party, although the failure to do so shall not prevent recovery by the Indemnified Party, and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such claim. The Indemnified Party will not confess any claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party's prior written consent. The obligations of the parties hereto under this Section 6 shall survive the termination of this Agreement.

         7. EXCLUSION OF WARRANTIES. THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, FDISG DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE FUND OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. FDISG DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

         8. Termination of Agreement.

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                  (a) This Agreement shall be effective on the date first
written above and shall continue for a period of three (3) years (the "Initial Term"), unless earlier terminated pursuant to the terms of this Agreement. Thereafter, this Agreement shall automatically be renewed for successive terms of three (3) years ("Renewal Terms") each.

                  (b) Either party may terminate this Agreement at the end of the Initial Term or at the end of any subsequent Renewal Term upon not than less than ninety (90) days or more than one hundred-eighty (180) days prior written notice to the other party.

                  (c) In the event a termination notice is given by the Company, all expenses associated with movement of records and materials and conversion thereof will be borne by the Company.

                  (d) If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") resulting in a material loss to the other party, such other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. If FDISG is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of FDISG with respect to services performed prior to such termination or rights of FDISG to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

         9. Modifications and Waivers. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. No such writing shall be effective as against FDISG unless said writing is executed by a Senior Vice President, Executive Vice President or President of FDISG. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

         10. No Presumption Against Drafter. FDISG and the Company have jointly participated in the negotiation and drafting of this Agreement. The Agreement shall be construed as if drafted jointly by the Company and FDISG, and no presumptions arise favoring any party by virtue of the authorship of any provision of this Agreement.

         11. Publicity. Neither FDISG nor the Company shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

         12. Severability. The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision

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consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

         13. Miscellaneous.

                  (a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the Company or FDISG shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                                  To the Company:

                                  SIT Mutual Fund Group
                                  4600 Norwest Center
                                  90 South Seventh Street
                                  Minneapolis, MN 55402
                                  Attention:  President

                                  To FDISG:

                                  First Data Investor Services Group, Inc.
                                  53 State Street BOS 425
                                  Boston, Massachusetts  02109-2873
                                  Attention: Patricia Bickimer, Esq.

                  (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and is not intended to confer upon any other person any rights or remedies hereunder. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that FDISG may, in its sole discretion, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business. FDISG may, in its sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by FDISG.

                  (c) The laws of the Commonwealth of Massachusetts, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this Agreement. All actions arising from or related to this Agreement shall be brought in the state and federal courts sitting in the City of Boston, and FDISG and the Company hereby submit themselves to the exclusive jurisdiction of those courts.

                  (d) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

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                  (e) The captions of this Agreement are included for
convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         14. Confidentiality.

                  (a) The parties agree that the Proprietary Information (defined below) and the contents of this Agreement (collectively "Confidential Information") are confidential information of the parties and their respective licensers. The Company and FDISG shall exercise reasonable care to safeguard the confidentiality of the Confidential Information of the other. The Company and FDISG may each use the Confidential Information only to exercise its rights or perform its duties under this Agreement. The Company and FDISG shall not duplicate, sell or disclose to others the Confidential Information of the other, in whole or in part, without the prior written permission of the other party. The Company and FDISG may, however, disclose Confidential Information to its employees who have a need to know the Confidential Information to perform work for the other, provided that each shall use reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed by its employees in breach of this Agreement. The Company and FDISG may also disclose the Confidential Information to independent contractors, auditors and professional advisors, provided they first agree in writing to be bound by the confidentiality obligations substantially similar to this Section 14. Notwithstanding the previous sentence, in no event shall either the Company or FDISG disclose the Confidential Information to any competitor of the other without specific, prior written consent.

         (b) Proprietary Information means:

                    (i) any data or information that is completely sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Company or FDISG, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

                    (ii) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Company or FDISG a competitive advantage over its competitors; and

                    (iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

                  (c) Confidential Information includes, without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of either party which now exist or come into the control or possession of the other.

                  (d) The parties acknowledge that breach of the restrictions on use, dissemination or disclosure of any Confidential Information would result in immediate and irreparable harm,

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and money damages would be inadequate to compensate the other party for that harm. The non-breaching party shall be entitled to equitable relief, in addition to all other available remedies, to redress any such breach.

         15. Force Majeure. No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country, (iii) any act or omission of the other party or any governmental authority; (iv) any labor disputes (whether or not the employees' demands are reasonable or within the party's power to satisfy); or (v) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for so long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

         16. Entire Agreement. This Agreement, including all Schedules hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

                                       FIRST DATA INVESTOR SERVICES GROUP, INC.

                                       By: /s/ Neil Forrest

                                       Name:  Neil Forrest
                                       Title:   Vice President

                                       SIT MUTUAL FUNDS, INC.

                                       By:   /s/ Mary K. Stern

                                       Name:   Mary K. Stern
                                       Title:   President

                                   SCHEDULE A
                          Dated as of October 14, 1997

SIT INTERNATIONAL GROWTH FUND (SERIES A)

SIT BALANCED FUND (SERIES B)

SIT DEVELOPING MARKETS GROWTH FUND (SERIES C)

SIT SMALL CAP GROWTH FUND (SERIES D)

SIT SCIENCE AND TECHNOLOGY GROWTH FUND (SERIES E)

SIT REGIONAL GROWTH FUND (SERIES F)

                                        FIRST DATA INVESTOR SERVICES GROUP, INC.

                                        By: /s/ Neil Forrest

                                        Name:  Neil Forrest
                                        Title:   Vice President

                                        SIT MUTUAL FUNDS, INC.

                                        By:   /s/ Mary K. Stern

                                        Name:   Mary K. Stern
                                        Title:   President

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                                   SCHEDULE B
                             OUT-OF-POCKET EXPENSES

Out-of-pocket expenses include, but are not limited to, the following:
         -        Overnight delivery and courier service

         -        Telephone and telecommunications charges (including fax)

         -        Pricing services

         - Terminals, transmitting lines and any expenses incurred in connection with such lines

         - Travel to and from Board Meetings outside the city of Boston, Massachusetts (subject to prior approval from the Company)

         - Any other unusual expenses in association with the operation of the Company, such as excessive duplicating charges

FDISG RESERVES THE RIGHT TO RENEGOTIATE THE FEES SET FORTH ON THIS SCHEDULE B AND IN SECTION 4 OF THE AGREEMENT SHOULD THE ACTUAL SERVICES VARY MATERIALLY FROM THE ASSUMPTIONS PROVIDED.